PLUMAS BANCORP REPORTS EARNINGS GROWTH AND CASH DIVIDEND

QUINCY, California, April 20, 2005 — The Board of Directors of Plumas Bancorp, (OTC:PLBC), a bank holding company and the parent company of Plumas Bank, today declared a semiannual cash dividend of 16 cents per share, an increase of 14.3% over the 14 cents per share semi-annual cash dividend paid in 2004. The dividend will be paid on May 13, 2005 to shareholders of record as of May 2, 2005. This is the ninth consecutive year cash dividends have been paid.

“The increase in Plumas Bancorp’s dividend is the result of our continued strong growth in earnings,” said William E. Elliott, president and chief executive officer of the Company, “and we are pleased to continue our history of providing cash dividends to our shareholders.”

Plumas Bancorp also announced that its first quarter 2005 earnings were $897,000 up 24% over the $726,000 earned during the comparable period in 2004. Basic earnings per share for the first quarter of 2005 climbed to .27 cents per share, or 23% from the .22 cents per share reported one year ago, and diluted earnings per share rose 18% to .26 as compared to the .22 cents per share for first quarter of 2004. Operating revenues (net interest income and non-interest income) for first quarter 2005 were $5.8 million up from $5.0 million for first quarter 2004, an increase of 16%.

“Contributing factors to our strong earnings growth this quarter were increased loan growth and the positive impact of our asset sensitive position in the current rising interest rate environment,” stated Elliott.

The Company’s total assets on March 31, 2005 stood at $431 million, up 9% from the $397 million on March 31, 2004. Total deposits as of March 31, 2005 stood at $383 million, or 6% over the $361 million at the end of the first quarter of 2004.

The growth in total net loans over the past year was an impressive $74 million or 35% from the $212 million at the end of the first quarter of 2004 to $286 million on March 31, 2005. Total capital grew 4% from $27.1 million at the end of March, 2004 to $28.2 million on March 31, 2005.

The annual meeting of shareholders is scheduled for May 18, 2005 in Quincy.

Plumas Bank, the wholly owned subsidiary of Plumas Bancorp, operates twelve traditional branches plus four independent ATM sites in Northeastern California’s Plumas, Sierra, Lassen, Placer, Nevada, Modoc, and Shasta counties. The bank provides consumer and commercial banking services, mortgage banking, and various investment and insurance services. Plumas Bancorp stock is currently listed on the over-the-counter market under the stock symbol PLBC, however, as of May 18, 2005, the stock will be traded on the NASDAQ small cap market under the same ticker symbol.

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This news release includes forward-looking statements about Plumas Bancorp’s financial condition, results of operations, plans, objectives and future performance. A number of factors, many of which are beyond the control of Plumas Bancorp, could cause actual results to differ materially from those in the forward-looking statements.